Exhibit 10.26

*	Confidential Treatment has been requested for the marked portions of this exhibit pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.

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LICENSE AGREEMENT

This License Agreement (this “Agreement”), entered into as of December 11, 2014 (the “Effective Date”), is made by and between Array BioPharma Inc., a Delaware corporation, having offices at 3200 Walnut Street, Boulder, Colorado 80301, and Oncothyreon Inc., a Delaware corporation, having offices at 2601 Fourth Ave., Suite 500, Seattle WA 98121.

BACKGROUND

A. Oncothyreon and Array were parties to a Development and Commercialization Agreement entered into between the parties on May 29, 2013 (the “Original Agreement”) under which the parties have been collaborating with respect to the development of ARRY-380 (as defined below).

B. Array owns the Array Technology (as defined below) and Oncothyreon desires to obtain an exclusive license under Array’s rights in the Array Technology on the terms and conditions set forth below.

C. Oncothyreon and Array desire that the Original Agreement will be terminated and superseded by this Agreement as of the Effective Date.

NOW THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the Parties as follows:

ARTICLE 1

DEFINITIONS

Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized shall have the meanings set forth below, or the meaning as designated in the indicated places throughout this Agreement.

1.1 “Affiliate” means any entity which controls, is controlled by or is under common control with Oncothyreon or Array. For purposes of this definition, “control” means beneficial ownership (direct or indirect) of at least fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).

1.2 “Array” means Array BioPharma Inc.

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1.3 “Array Indemnitees” has the meaning set forth in Section 10.1.

1.4 “Array Know-How” means any Know-How Controlled by Array and/or its Affiliates as of the Effective Date or thereafter during the term of this Agreement relating to Product that is reasonably necessary for the research, development, manufacture, use or commercialization of Product in the Field. For the avoidance of doubt, “Array Know-How” shall include Array’s ownership interest in any Joint Know-How and “Array Know-How” shall not include Regulatory Filings.

1.5 “Array Technology” means the Array Know-How and Licensed Patents.

1.6 “Assumed Contracts” has the meaning set forth in Section 2.6.1.

1.7 “Assumed Liabilities” has the meaning set forth in Section 2.7.

1.8 “ARRY-380” means that certain synthetic chemical entity described in Exhibit A hereto.

1.9 “ARRY-380 Patents” means Licensed Patents other than the Multi-use Patents, including, without limitation, the patents and patent applications listed in Exhibit B-2 hereto.

1.10 “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in Seattle, WA or Boulder, CO, are authorized or required by law to remain closed.

1.11 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.12 “Calendar Year” means a period of twelve (12) consecutive calendar months ending on December 31. For purposes hereof, the period from the Effective Date through December 31, 2014 shall be deemed the first (1st) Calendar Year.

1.13 “Change of Control” means: (i) the acquisition, directly or indirectly, by any person, entity or “group” (within meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, by means of a transaction or series of related transactions, of (a) beneficial ownership of fifty percent (50%) or more of the outstanding voting securities of a Party (or the surviving entity, as applicable, whether by merger, consolidation, reorganization, tender offer or other similar means), or (b) all, or substantially all, of the assets of a Party and its Affiliates; or (ii) any consolidation or merger of a Party with or into any Third Party, or any other corporate reorganization involving a Third Party, in which those persons or entities that are stockholders of the Party immediately prior to such consolidation, merger or reorganization (or prior to any series of related transactions leading up to such event) own fifty percent (50%) or less of the surviving entity’s voting power immediately after such consolidation, merger or reorganization.

1.14 “Claims” means all Third Party demands, claims, actions, proceedings and liability (whether criminal or civil, in contract, tort or otherwise) for losses, damages, reasonable legal costs and other reasonable expenses of any nature whatsoever.

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1.15 “Commercially Reasonable Efforts” means the expenditure of those efforts and resources used consistent with the usual practice of Oncothyreon in actively and diligently pursuing development or commercialization of its other similarly important innovative pharmaceutical products with similarly significant market potential and at a similar stage in development.

1.16 “Competing Product” means any product, whether or not containing ARRY-380, that includes, as an active pharmaceutical ingredient, a small molecule agent that (i) directly binds to and inhibits the activity of [*] and (ii) selectively inhibits [*] with at least [*] times the inhibitory activity that such small molecule agent has against any other biological target. It is understood and agreed that the compound known as [*], and any salt, hydrate, solvate, clathrate, polymorph or isomer thereof, is not and shall not be deemed a Competing Product.

1.17 “Confidential Information” has the meaning set forth in Section 9.1.

1.18 “Control” or “Controlled” means, with respect to any Know How, Patent Rights, other intellectual property rights, or any proprietary or trade secret information (“IP Rights”), the legal authority or right (whether by ownership, license or otherwise) of a Party and/or its Affiliates to grant the licenses or sublicenses, of the scope set forth herein, of or under such Know How, Patent Rights, or intellectual property rights to another Person, or to otherwise disclose such proprietary or trade secret information to another Person, without (a) breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party or (b) giving rise to any payment obligation to any Third Party; provided, however, that if such IP Rights would otherwise be deemed to be Controlled under this definition but for the use or practice of such IP Rights being subject to a payment obligation to a Third Party, such IP Rights shall never-the-less be deemed to be Controlled by the Party granting the applicable right, license or sublicense if the other Party agrees in writing to reimburse all amounts owed to such Third Party as a result of the other Party’s exercise of such right, license or sublicense.

1.19 “Dana Farber Study” means that certain investigator sponsored clinical trial of the Product being conducted by Dr. Nancy Lin, MD pursuant to that certain Clinical Research Support Agreement between Array and Dana Farber/Partners Cancer Care effective July 25, 2013 (“Dana Farber Agreement”).

1.20 “Data” means any and all research data, results, pharmacology data, medicinal chemistry data, preclinical data, clinical data (including investigator reports (both preliminary and final), statistical analysis, expert opinions and reports, safety and other electronic databases), in any and all forms, including files, reports, raw data, source data (including patient medical records and original patient report forms, but excluding patient-specific data to the extent required by applicable laws, rules or regulations) and the like, in each case directed to, resulting from or used in the development, manufacture or commercialization of Product hereunder or under the Original Agreement.

1.21 “Development Data” means (i) all Data from clinical trials of the Product; and (ii) all research Data, preclinical Data, manufacturing Data and other information, together with all reports, analyses and summaries on or of such Data, in each case that are generated by or

*Confidential Treatment Requested.

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under authority of a Party either under the Development Program (as defined in the Original Agreement) or by Array with respect to ARRY-380 or a Product prior to the Effective Date. For such purposes, “Development Data” shall include (1) raw Data, study protocols, study results, analytical methodologies, manufacturing processes, materials lists, batch records, vendor information, validation documentation, and the like, and (2) expert opinions, analyses, reports and the like, relating to the Data, including in each case electronic information and databases embodying such Data.

1.22 “EMA” means the European Medicines Agency or any successor entity thereto.

1.23 “Excluded Liabilities” has the meaning set forth in Section 2.7.

1.24 “FDA” means the U.S. Food and Drug Administration or any successor entity thereto.

1.25 “Field” means all human and animal therapeutic, diagnostic and prophylactic uses.

1.26 “First Commercial Sale” means, with respect to a country, the first commercial sale of a Product in the Field in such country by Oncothyreon, its Affiliates or Sublicensees. Sales for clinical study purposes, “Early Access Programs” or similar uses shall not constitute a First Commercial Sale. In addition, sales of a Product by and between Oncothyreon and its Affiliates and Sublicensees shall not constitute a First Commercial Sale.

1.27 “FTE” means a full time equivalent person year (consisting of 1880 hours per year) of work performing the activities set forth in Sections 2.3.1 and/or 2.3.2. For clarity, indirect personnel (including support functions such as managerial, financial, legal or business development) shall not constitute FTEs. Notwithstanding the foregoing, the time of a single individual shall not account for more than one FTE for a given Calendar Year (or applicable pro-rata portion of an FTE during any Calendar Quarter or other period of less than a Calendar Year).

1.28 “FTE Costs” for a given period means the product of (a) the total FTEs (proportionately, on a per-FTE basis) dedicated by personnel of Array or its Affiliates in the particular period to the direct performance of Transition Services and (b) the FTE Rate.

1.29 “FTE Rate” means a rate per FTE equal to [*] per annum (which may be prorated on a daily or hourly basis as necessary) with respect to Transition Services. “FTE Rate” shall be deemed to include all direct and indirect costs of Array’s FTEs (including personnel and travel expenses, and the costs of managerial, financial, legal or business development personnel supporting the activities of such FTEs).

1.30 “GAAP” means U.S. generally accepted accounting principles.

1.31 “Good Clinical Practice” means the current standards for clinical trials for pharmaceuticals, as set forth in the ICH guidelines and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by the EMA and other organizations and governmental agencies in Major EU Countries to the extent such standards are not less stringent than United States Good Clinical Practice.

*Confidential Treatment Requested.

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1.32 “Good Laboratory Practice” means the current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development (“OECD”), as amended from time to time, and such standards of good laboratory practice as are required by the EMA and other organizations and governmental agencies in Major EU Countries, to the extent such standards are not less stringent than United States Good Laboratory Practice.

1.33 “Good Manufacturing Practice” means the part of quality assurance which ensures that products are consistently produced and controlled in accordance with the quality standards appropriate to their intended use as defined in 21 C.F.R. § 210 and 211, European Directive 2003/94/EC, Eudralex 4, Annex 16, and applicable United States, European Union, and ICH Guidance and/or regulatory requirements for a product.

1.34 “Indemnification Claim Notice” has the meaning set forth in Section 10.3.2.

1.35 “Indemnified Party” has the meaning set forth in Section 10.3.2.

1.36 “Indemnifying Party” has the meaning set forth in Section 10.3.2.

1.37 “Insolvency Event” means, in relation to either Party, any one of the following: (a) that Party is the subject of voluntary or involuntary bankruptcy proceedings instituted on behalf of or against such Party (except for involuntary bankruptcy proceedings which are dismissed within sixty (60) days); (b) an administrative receiver, receiver and manager, interim receiver, custodian, sequestrator or similar officer is appointed in respect of that Party (collectively, the “Receiver”) and that Party has not caused the underlying action or the Receiver to be dismissed within sixty (60) days after the Receiver’s appointment; (c) the Board of Directors have passed a resolution to wind up that Party (other than a resolution for the solvent reconstruction or reorganization of that Party) or to make an application for an administration order or to appoint an administrator; or (d) that Party makes a general assignment, composition or arrangement with or for the benefit of all or the majority of that Party’s creditors.

1.38 “Joint Know-How” means any Know-How generated under the Original Agreement and/or this Agreement which is jointly owned, or jointly Controlled, by Array and Oncothyreon and/or their respective Affiliates at any time during the term of this Agreement.

1.39 “Joint Patents” means any Patent Rights conceived, developed or reduced to practice under the Original Agreement and/or this Agreement which are jointly owned, or jointly Controlled, by Array and Oncothyreon and/or their respective Affiliates at any time during the term of this Agreement.

1.40 “Know-How” means all technical information, know-how and Data, including inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes, formulae, materials, expertise and other technology applicable to compounds, formulations, compositions, products or to their manufacture, development, registration, use or commercialization or methods of assaying or testing them or processes for their manufacture, formulations containing them, compositions incorporating or comprising them and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and

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analytical, safety, quality control, manufacturing, preclinical and clinical Data, instructions, processes, formulae, expertise and information, relevant to the development, manufacture, use or commercialization of and/or which may be useful in studying, testing, development, production or formulation of products, or intermediates for the synthesis thereof.

1.41 “Liabilities” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, asserted or unasserted.

1.42 “Licensed Patents” means any Patent Rights Controlled by Array and/or its Affiliates as of the Effective Date or thereafter during the term of this Agreement having claims covering ARRY-380 and/or Product, their use, composition, formulation, preparation or manufacture or having claims that are reasonably necessary for the research, development, manufacture, use or commercialization of Product in the Field, including, without limitation, the patents and patent applications listed in Exhibit B hereto. For the avoidance of doubt, “Licensed Patents” shall include Array’s ownership interest in any Joint Patents.

1.43 “Lien” means, with respect to any asset, any mortgage, deed of trust, pledge, lien, encumbrance, charge, security interest, collateral assignment, claim, charge, adverse claim of title, restriction or encumbrance of any kind in respect of such asset (including any restriction on (a) the voting of any security or the transfer of any security or other asset, (b) the receipt of any income derived from any asset, (c) the use of any asset, or (d) the possession, exercise or transfer of any other attribute of ownership of any asset).

1.44 “Major EU Country” means France, Germany, Italy, Spain and the United Kingdom.

1.45 “Marketing Approval” means, with respect to each country, approval by the FDA or the applicable health regulatory authority in or for such country that is the counterpart of the FDA, of the applicable MAA for Product filed in or for such country.

1.46 “Marketing Approval Application” or “MAA” means a New Drug Application, or similar application for Marketing Approval, required under the United States Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder, or a comparable filing for Marketing Approval in or for a given country, in each case with respect to Product.

1.47 “Multi-use Patents” means a subset of the Licensed Patents consisting of the patents and patent applications identified in Exhibit B-1, as the same may be updated from time-to-time to reflect applicable newly filed siblings or progeny.

1.48 “Net Proceeds” means all cash payments and other consideration received by Oncothyreon or one of its Affiliates for a grant of a Sublicense to a Sublicensee, including without limitation, up-front payments, milestone payments, Premium on Equity, but excluding running royalties, less any applicable withholding taxes, unless and until Oncothyreon or its Affiliates recoup such taxes through a credit against taxes due. Net Proceeds shall not include any amounts received by Oncothyreon or its Affiliates (A) for the funding of research and development activities relating to a Product at reasonable and customary rates (including, for the avoidance of doubt, periodic reimbursements, in arrears, for research and development activities

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undertaken after execution of the applicable Sublicense), (B) for the supply of Product at a reasonable and customary transfer price, (C) in the form of loans at reasonable and customary rates of interest, (D) as payment for equity, other than Premium on Equity, and (E) reimbursement of patent prosecution and maintenance expenses. For the avoidance of doubt, the performance of development or commercialization activities, or associated manufacturing, by a Sublicensee or its Third Party contractors shall not, by itself, constitute “other consideration” to be included within the definition of Net Proceeds. Any dispute between the Parties with respect to the determination of the value of any “other consideration” to be included within the definition of Net Proceeds shall be determined pursuant to Section 12.2.1.

(a) “Premium on Equity” means the amount by which cash amounts received by Oncothyreon for a particular equity security exceed the Fair Market Value of such security.

(b) “Fair Market Value” of an equity security means (i) if the equity security is traded on a National Exchange, then Fair Market Value shall equal the average closing sale price of a share of such equity security as reported on the National Exchange for the five (5) trading days immediately preceding, and the five (5) trading days including and following, the date payment is received for such security from the Sublicensee; (ii) if the equity security is not traded on a National Exchange, then Fair Market Value shall be determined on the basis of the common stock equivalents of such equity security, and shall equal the effective gross price per share of a common stock equivalent of Oncothyreon (subject to appropriate adjustments for stock splits, stock dividends, recapitalizations, reorganizations and combinations) in the last sale of equity securities by Oncothyreon to Third Parties other than the Sublicensee (but including sales to such other Third Parties made at the same time as the sale to the Sublicensee) within the preceding six (6) months. If no shares have been issued as provided in subsection (ii), the board of directors of Oncothyreon shall determine the Fair Market Value in good faith, provided that Array shall have the right to request a determination by an independent expert selected by mutual agreement of the Parties.

(c) “National Exchange” means the New York Stock Exchange, the American Stock Exchange, any national market system (including without limitation the Nasdaq National Market), or the European or Japanese equivalent of such an exchange or market system.

(d) In the event that Oncothyreon grants a Sublicense to a Sublicensee and obtains equity or other ownership interest in the Sublicensee in consideration of such grant, then (i) to the extent that such equity is in the form of securities that are then immediately publicly tradable without restriction (“Marketable Securities”), Oncothyreon shall promptly distribute the applicable share thereof to Array calculated in accordance with Section 5.3; and (ii) to the extent such equity is not in the form of Marketable Securities, any cash payment received by Oncothyreon for or in respect of such equity and other ownership interests (including by way of dividend or distribution, or proceeds from sale of such equity or other ownership interest) shall be included within Net Proceeds hereunder.

1.49 “Net Sales” means the gross invoice price received by Oncothyreon, its Affiliates and Sublicensees, and their affiliates and sublicensees (as applicable, “Selling Party”), for Products sold by such Selling Party under this Agreement in arm’s length sales to Third Parties less deductions allowed to the Third Party customer by the Selling Party, to the extent actually taken by the Third Party customer, on such sales for:

(a) trade, quantity, and cash discounts;

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(b) credits, rebates and chargebacks (including those to managed-care entities and government agencies), and allowances or credits to customers on account of rejection or returns (including, but not limited to, wholesaler and retailer returns) or on account of retroactive price reductions affecting such Product;

(c) freight, postage and duties, and transportation charges specifically relating to Product, including handling and insurance thereto; and

(d) sales (such as VAT or its equivalent) and excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities and any other governmental charges imposed upon the sale of the Product to Third Parties.

Sales among Oncothyreon and its Affiliates and Sublicensees and their affiliates and sublicensees shall be excluded from the computation of Net Sales, and no royalties will be payable on such sales except where such entities are end users; provided, however, that any subsequent resale to a Third Party shall be included within Net Sales. In addition, Oncothyreon may exclude from Net Sales a reasonable provision for uncollectible accounts, to the extent such reserve is determined in accordance with GAAP, consistently applied across all product lines of the particular Selling Party, until such amounts are actually collected. Net Sales shall not include, and no royalty shall be due on, Products used in clinical trials or other research and development activities, or Products given as samples. With respect to Products, if any, that are sold at a discount in “bundles” with other products or services (i.e., sold together in a single sales transaction with other products or services for which separate prices are charged in such transaction), if the amount invoiced for the applicable Products represents a discount greater than the average discount for all products and services in the applicable “bundle,” then Net Sales for such “bundled” Product shall be determined using a sales price based on the average discount for all products and services in the applicable “bundle,” less applicable deductions as set forth above. Any dispute between the Parties with respect to adjustments as described in the preceding sentence for Products sold in “bundles” shall be determined pursuant to Section 12.2.1.

1.50 “Oncothyreon” means Oncothyreon Inc.

1.51 “Oncothyreon Indemnitees” has the meaning set forth in Section 10.2.

1.52 “Oncothyreon Patents” means any Patent Rights owned or in-licensed by Oncothyreon, to the extent such Patent Rights: (a) claim inventions conceived by Oncothyreon or its third party contractors as of the Effective Date, or (b) are directed to the formulation of the Product. For the avoidance of doubt, “Oncothyreon Patents” shall include Oncothyreon’s ownership interest in any Joint Patents.

1.53 “Out-of-Pocket Costs” means direct expenses paid or payable to Third Parties which are specifically identifiable and incurred for services or materials provided by them in support of Array’s performance of the Transition Services; such expenses to have been recorded

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as income statement items in accordance with GAAP. For clarity, Out-of-Pocket Costs do not include capital expenditures, payments for internal salaries or benefits; facilities; utilities; general office or laboratory supplies; information technology; and the like, or any expenses incurred by FTEs (all of which shall be deemed included within the FTE Rate and not otherwise reimbursable).

1.54 “Party” or “Parties” means Array and Oncothyreon or Array or Oncothyreon, as indicated by the context.

1.55 “Patent Rights” means all patents and patent applications, including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, extensions, registrations, and supplemental protection certificates and the like of any of the foregoing.

1.56 “Payee” has the meaning set forth in Section 6.2.

1.57 “Person” means any individual, partnership, limited liability company, corporation, firm, association, unincorporated organization, joint venture, trust or other entity.

1.58 “Payor” has the meaning set forth in Section 6.2.

1.59 “Phase III Clinical Trial” means a human clinical trial that would satisfy the requirements of 21 CFR 312.21(c).

1.60 “Product” means a pharmaceutical preparation for human use incorporating ARRY-380 as an active ingredient.

1.61 “Regulatory Authority” means any governmental agency or authority responsible for granting clinical trial authorizations or Marketing Approvals for Product, including the FDA, EMA and any corresponding national or regional regulatory authorities, excluding ethics committees (national and/or local).

1.62 “Regulatory Filings” means, with respect to Product, any submission to a Regulatory Authority of any regulatory application together with any related correspondence and documentation (including minutes of any meetings, telephone conferences or discussions with any Regulatory Authority), and shall include, without limitation, any submission to a regulatory advisory board, marketing authorization application, and any supplement or amendment thereto. For the avoidance of doubt, Regulatory Filings shall include any IND, MAA or the corresponding application in any other country or group of countries.

1.63 “Royalty Term” has the meaning set forth in Section 5.6.

1.64 “Senior Officers” means, for Array, the Chief Executive Officer of Array BioPharma Inc. or its designee, and for Oncothyreon, the Chief Executive Officer of Oncothyreon Inc. or its designee, provided that in each case the designee shall be an individual with sufficient seniority and authority to make decisions for the matter at issue.

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1.65 “Sublicense” means the grant of a license, sublicense or other right by Oncothyreon and/or its Affiliates to a non-Affiliate Third Party to use and sell Product, provided that such Third Party (a) is responsible for some or all of the marketing and promotion of Product within the applicable territory or (b) pays to Oncothyreon or its Affiliates additional consideration attributable and allocable to the license for Product (such as upfront payments, royalties or commissions) beyond the price for the purchase of Product. For the avoidance of doubt, licenses or sublicenses to Third Party distributors that do not have responsibility for promotion of Product within the applicable territory and do not pay such additional consideration, or to Third Party contract manufacturers for the purpose of manufacturing Product for Oncothyreon or Sublicensees, are not “Sublicenses.”

1.66 “Sublicensee” means a non-Affiliate Third Party to whom Oncothyreon and/or its Affiliates have granted a Sublicense.

1.67 “Territory” means worldwide.

1.68 “Third Party” means any entity other than Array and its Affiliates and Oncothyreon and its Affiliates.

1.69 “Third Party License(s)” has the meaning set forth in Section 5.7.1.

1.70 “Transition Services” has the meaning set forth in Section 2.3.2.

1.71 “United States” or “U.S.” means the United States of America and its territories and possessions.

1.72 “Valid Claim” shall mean a claim of (a) an issued and unexpired patent, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or (b) a pending patent application that has not been finally abandoned or finally rejected or expired and which has been pending for no more than seven (7) years from the date of filing of such application as a utility, non-provisional application.

1.73 Interpretation. In this Agreement unless otherwise specified:

(a) “includes” and “including” means respectively includes and including without limitation;

(b) a statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been or may from time to time hereafter be amended or re-enacted;

(c) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(d) unless the context requires a different interpretation, the word “or” has the inclusive meaning that is typically associated with the phrase “and/or”;

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(e) the Exhibits and other attachments form part of the operative provisions of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the Exhibits and attachments;

(f) the headings in this Agreement are for information only and shall not be considered in the interpretation of this Agreement; and

(g) the Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party participated in the preparation of this Agreement.

ARTICLE 2

TRANSFER OF RESPONSIBILITES

2.1 Termination of Original Agreement. The Parties acknowledge and agree that, subject to Section 5.2, the Original Agreement is hereby terminated in its entirety as of the Effective Date. Notwithstanding the foregoing and any provision of the Original Agreement to the contrary, only the following provisions of the Original Agreement shall survive: Sections 3.5 (first two sentences only), 12.4 and 13.1, provided that, subject to Section 5.2, the foregoing shall not be deemed to extinguish any claims, rights or obligations that accrued to a Party under the Original Agreement prior to its termination under this Section 2.1, which claims, rights and obligations shall survive.

2.2 Oncothyreon Responsibilities. Effective as of the Effective Date, Oncothyreon shall be solely responsible for all pre-clinical and clinical development, regulatory and commercialization activities for Product, as described in more detail in Article 4.

2.3 Technology Transfer.

2.3.1 Array shall deliver (or have delivered by the applicable manufacturer or other contractor) to Oncothyreon all Array Know-How Controlled by Array and/or its Affiliates that (a) physically exists as of the Effective Date, (b) is necessary, or reasonably useful for, the development and commercialization of Product and (c) has not been previously transferred to Oncothyreon. Each Party shall bear its own costs of conducting the technology transfer activities under this Section 2.3.1, provided that Array shall not be obligated to (i) devote [*] to such technology transfer activities, and (ii) perform any technology transfer activities after the first anniversary of the Effective Date. Notwithstanding the foregoing, in the event that the technology transfer contemplated in this Section 2.3.1 is not completed within the [*] provided for above, Array agrees to provide such reasonable additional assistance as Oncothyreon may request in order to complete such transfer, subject to Oncothyreon’s reimbursement of the FTE Costs and Out-of-Pocket Costs incurred by Array in providing such assistance. For clarity, physical existence means: (A) with respect to data and other information within such Know-How, that such data and other information is physically embodied, documented, or recorded in any medium (including databases, emails, materials within such Know-How, or laboratory notebooks); and (B) with respect to materials within such Know-How, that samples or specimens of such materials have been produced and subsist as of the Effective Date. A preliminary list of the Array Know-How to be transferred is set forth in Exhibit C.

2.3.2 Array shall provide to Oncothyreon transition services assistance as requested by Oncothyreon, as set forth in more detail in Exhibit C (“Transition Services”). Oncothyreon shall be responsible for all FTE Costs and Out-of-Pocket Costs incurred by Array to perform the Transition Services, in accordance with the budget set forth in Exhibit C.

*Confidential Treatment Requested.

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2.4 Product Inventory. Oncothyreon shall purchase from Array the [*] of Product owned Array for a purchase price of [*]. Such purchased Product, together with the Product inventory previously purchased by Oncothyreon that remains in Array’s possession as of the Effective Date as set forth in Exhibit D (collectively, “Product Inventory”) shall be made available ExW with title and risk of loss with respect to the Product Inventory passing to Oncothyreon at such time as the Product Inventory is made available on Array’s loading dock for shipment.

2.5 Regulatory Filings. Array hereby assigns and shall cause to be assigned to Oncothyreon or its designee (or to the extent not so assignable, Array shall take all reasonable actions to make exclusively available to Oncothyreon or its designee the benefits of) all Regulatory Filings Controlled by Array and/or its Affiliates as of the Effective Date, including those set forth on Exhibit E.

2.6 Assumed Contracts.

2.6.1 Subject to the terms of the Agreement, Array hereby assigns, and shall cause to be assigned, to Oncothyreon, and Oncothyreon shall assume, all rights of Array under the contracts set forth on Exhibit F (collectively, the “Assumed Contracts”).

2.6.2 Notwithstanding Section 2.6.1, this Agreement shall not constitute an agreement to assign any contract if an attempted assignment or transfer thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or would be ineffective with respect to any party thereto. As to any such contract, Array and Oncothyreon will use commercially reasonable efforts to obtain as promptly as practicable following the Effective Date the consent of the other parties to such contract or, alternatively, written confirmation from such parties reasonably satisfactory to Oncothyreon that such consent is not required, it being understood that neither Array, Oncothyreon nor any of their respective Affiliates shall be required to pay money to any third party, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights thereunder so that Oncothyreon would not in fact receive all such rights, Oncothyreon and Array shall cooperate in a mutually agreeable arrangement pursuant to which Oncothyreon would obtain, as of and following the Effective Date, the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting or sublicensing to Oncothyreon, or pursuant to which Array would enforce for the benefit of Oncothyreon.

2.7 Assumed Liabilities. Subject to the terms of the Agreement, Oncothyreon will assume and pay, perform and discharge when due those, and only those, Liabilities of Array

*Confidential Treatment Requested.

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under and with respect to any Assumed Contracts, to the extent that such obligations and liabilities first accrued after the Effective Date (the “Assumed Liabilities”). Notwithstanding any provision in this Agreement, as a material consideration and inducement to Oncothyreon to enter into this Agreement, Array will retain, and will be solely responsible for paying, performing and discharging when due, and Oncothyreon will not assume or otherwise have any responsibility or liability for, any and all Liabilities of Array (whether now existing or hereafter arising) other than the Assumed Liabilities (the “Excluded Liabilities”). In addition, Array shall, as requested by Oncothyreon and at Oncothyreon’s cost, enforce the remedies available to Array and/or its Affiliates under the Assumed Contracts for the benefit of Oncothyreon.

2.8 Contracted Analytical Services. Oncothyreon agrees that for a period of [*] from the Effective Date, it will continue to obtain analytical services from Array, and Array will provide such services to Oncothyreon, pursuant to a separate agreement to be entered into between the Parties [*] following the Effective Date pursuant to good faith negotiations, which agreement shall be consistent with the terms set forth in Exhibit J and contain such other terms and conditions as are reasonable and customary for arrangements of this type.

ARTICLE 3

LICENSE; NON-COMPETE

3.1 License. Array hereby grants to Oncothyreon an exclusive (including as to Array and its Affiliates) license under the Array Technology to research, develop, make, have made, use, offer for sale, sell, import and export Products in the Territory for use in the Field. Oncothyreon shall have the right to exercise such license through its Affiliates, provided that Oncothyreon shall be responsible for the failure by its Affiliates to comply with, and Oncothyreon guarantees the compliance by each of its Affiliates with, the terms of this Agreement including all relevant restrictions, limitations and obligations.

3.2 Sublicenses. The license under Section 3.1 includes the right to grant and authorize sublicenses through multiple tiers within the scope thereof to Third Parties that Oncothyreon (or its Affiliate, as applicable), provided that:

3.2.1 Oncothyreon shall promptly notify Array of the grant of each Sublicense, and with respect to each Sublicense granted, shall provide Array with a copy of the final executed Sublicense, which Sublicense may be redacted to protect confidential information of the Sublicensee or to redact information related to any product other than the Product (but shall be sufficient, after such redactions, for Array to determine the scope of the licenses and sublicenses granted to such Sublicensee with respect to the Product and for Array to determine all payments to be made to Oncothyreon with respect to the Product under such Sublicense);

3.2.2 Oncothyreon shall be responsible for the failure of any sublicensee to comply with, and Oncothyreon guarantees the compliance by each of its sublicensees with the relevant terms of this Agreement including all relevant restrictions, limitations and obligations; and

3.2.3 Oncothyreon shall only grant Sublicenses to Third Parties it reasonably believes capable of and have resources for the development and/or commercialization, as applicable, of the Product within the territory contemplated by such sublicenses.

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3.3 No Implied Licenses. Each Party acknowledges that the licenses granted under this Article 3 are limited to the scope expressly granted, and all other rights to Array’s Know-How and/or Patent Rights are expressly reserved to Array. Without limiting the foregoing, it is understood that Array retains all of its rights to the Array Technology for all purposes not expressly licensed.

3.4 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code to the extent permitted thereunder. Oncothyreon shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. Upon the bankruptcy of Array, Oncothyreon shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to Oncothyreon, unless Array elects to continue, and continues, to perform all of its obligations under this Agreement.

3.5 Exclusivity of Efforts.

3.5.1 Non-Compete. During the period commencing on the Effective Date and ending on the [*] (“Exclusivity Period”), neither Party nor its Affiliates will conduct, directly or indirectly, either alone or with a Third Party or by assisting any Third Party, (i) research or development with respect to, or manufacture or commercialize, a pharmaceutical product that is known by such Party or its Affiliate to be a Competing Product, or (ii) conduct a drug discovery or other research program the goal of which is to identify Competing Products.

3.5.2 Change of Control.

(a) In the event that during the Exclusivity Period Array enters into a transaction or series of transactions with a Third Party that constitutes a Change of Control of Array, then at Array’s option, the non-compete(s) under Section 3.5.1 shall terminate.

(b) In the event that during the Exclusivity Period Oncothyreon enters into a transaction or series of transactions with a Third Party that constitutes a Change of Control of Oncothyreon (such Third Party referred to as an “Acquiror”), and such Acquiror, as of the effective date of such transaction(s), is engaged, directly or indirectly, in the development, marketing and/or sale of a Competing Product in any country in the Territory, then such Acquiror shall divest its interest in the Competing Product within [*] of the effective date of such transaction, provided that during such period (i) no Licensed Patents are used by, and no Confidential Information of Array is used by, or disclosed in any material manner to, Acquiror or any of its Affiliates prior to the Change of Control (the “Acquiror Group”) for use with a Competing Product, (ii) the Acquiror Group segregates the personnel and activities of Oncothyreon and its other Affiliates with respect to Product from all programs of the Acquiror Group directed to the development and/or commercialization of Competing Products, (iii)

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Oncothyreon shall not change its practices with respect to the development and/or commercialization of Product in a way that could reasonably be expected to (A) have a material adverse effect on the viability and marketability of Product or (B) result in the destruction, material deterioration, or material impairment of Product, and (iv) Oncothyreon shall ensure that the Acquiror Group does not take any action that would result in the destruction, material deterioration, or material impairment of Product.

ARTICLE 4

DILIGENCE

4.1 General. Oncothyreon and/or its Affiliates shall, including through Sublicensees, use Commercially Reasonable Efforts to (i) obtain Marketing Approvals for Product in the United States and the Major EU Countries, and (ii) commercialize Product in the United States and the Major EU Countries after receipt of such Marketing Approvals.

4.2 Information and Reports. Oncothyreon shall keep Array informed regarding the ongoing development and commercialization of Products through reasonably detailed reports to be provided to Array on an annual basis. Such annual reports shall include summaries of all material development activities (including regulatory activities) and results with respect to the Products in the Territory, including study results and conclusions generated therefrom with respect to all ongoing clinical trials, CMC reports and all patent applications filed. Additionally, Oncothyreon will upon Array’s written request, to the extent reasonably required to confirm Oncothyreon’s compliance with the obligations under Section 4.1(i) (“Purpose”), provide Array with the raw data generated by or on behalf of Oncothyreon in such annual period, it being understood that Array shall keep such data in strict confidence and may use such data solely for the Purpose.

ARTICLE 5

FINANCIAL PROVISIONS

5.1 Upfront Payment. In consideration of the licenses and rights granted and/or assigned to Oncothyreon hereunder, Oncothyreon shall make to Array a one-time, upfront payment of twenty million USD (US $20,000,000) within twenty (20) days after the Effective Date.

5.2 Oncothyreon Obligations under Original Agreement. In full satisfaction of all of Oncothyreon’s financial obligations under the Original Agreement, Oncothyreon shall make to Array the following payments:

5.2.1 [*];

5.2.2 [*];

5.2.3 payment of any additional amounts owing to Array under the Original Agreement not captured in (a) or (b) above, which amounts (if any) to be mutually determined by the Parties within sixty (60) days after the Effective Date.

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5.3 Share of Net Proceeds. Oncothyreon shall pay Array the applicable share of Net Proceeds received by Oncothyreon from any Sublicensee during the Royalty Term as follows:

Development Stage	Share of Net Proceeds
For Sublicenses entered into [*]	[*]	%
For Sublicenses entered into [*]	[*]	%
For Sublicenses entered into [*]	[*]	%

5.4 Milestone Payments.

5.4.1 If Oncothyreon enters into a transaction or series of transactions with a Third Party that constitutes a Change of Control of Oncothyreon, and a definitive agreement or agreements for such transaction or series of transaction is executed within three (3) years following the Effective Date, then such Third Party shall pay to Array the following amounts on the first achievement of the following milestone events, with such payments due [*] after applicable event occurs. Each payment shall be due once and only in connection with one Change of Control, regardless of how many Change of Control transactions occur and how many times and for how many Products the event may occur.

Event	Milestone Payment
1. [*]	$	[*]
2. [*]	$	[*]
3. [*]	$	[*]
4. [*]	$	[*]
5. [*]	$	[*]
6. [*]	$	[*]
7. [*]	$	[*]

5.4.2 Notwithstanding Section 5.4.1, if Oncothyreon enters into a Sublicense with any Third Party within three (years) following the Effective Date and subsequently enters, within such three (3) year-period, into a transaction or series of transactions with an unrelated Third Party that constitutes a Change of Control of Oncothyreon (i.e., where such acquirer is neither a Sublicensee or an Affiliate of a Sublicensee), then no amount shall be payable under Section 5.4.1.

*Confidential Treatment Requested.

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5.5 Royalties.

5.5.1 Royalties on Oncothyreon Net Sales. Oncothyreon shall pay Array the applicable royalty rate for Net Sales of Product during the Royalty Term by Oncothyreon and/or its Affiliates (excluding for clarity Sublicensees) as follows:

Oncothyreon Net Sales in a Given Calendar Year	Royalty Rate
Less than [*]	[*]	%
From [*] to [*]	[*]	%
More than [*]	[*]	%

For purposes of determining the royalty rate(s) pursuant to this Section 5.5.1 that is or are applicable hereunder on the Net Sales during the Royalty Term, all Net Sales of Product in countries during the effective period of an applicable Royalty Term shall be aggregated on a Calendar Year basis.

5.5.2 Royalties on Sublicensee Net Sales. Oncothyreon shall pay Array a royalty of [*] of Net Sales of Product during the Royalty Term by any Sublicensee, its affiliates or sublicensees. For clarity, the royalty rate in this Section 5.5.2 shall apply only to sales by Sublicensees who are arms-length Third Parties (e.g., not to acquirers or other Affiliates of Oncothyreon).

5.6 Term For Royalty Payment. Royalties payable under Section 5.5 shall be paid on a country-by-country, and Product-by-Product basis with respect to Net Sales made during the “Royalty Term” for that country, which is defined as the period from the date of the First Commercial Sale of the Product until the later of: (i) the expiration of the last to expire Valid Claim of the Licensed Patents or Oncothyreon Patents claiming the manufacture, use or sale of the Product in the country where it was sold; or (ii) ten (10) years following the date of the First Commercial Sale of the Product in the country where the Product was sold.

5.7 Certain Adjustments to Royalty Payments.

5.7.1 Right of Offset; Amount. If Oncothyreon, its Affiliates or any Sublicensee (or its affiliates and sublicensees) believe that it is reasonably necessary to obtain a license or similar rights to intellectual property rights of a Third Party or Third Parties for Oncothyreon, its Affiliates or any Sublicensee to research, develop, make, have made, use, offer for sale, sell, have sold, import or otherwise exploit Product (“Third Party License(s)”), then Oncothyreon shall have the right to credit [*] of any compensation (including up-front payments, milestones and royalties) actually paid by Oncothyreon, its Affiliates or the Sublicensee (or its affiliates and sublicensees) with respect to Product under any such Third Party License(s) against royalties otherwise payable hereunder with respect to units of Product subject to a royalty under such Third Party License. Such credit against royalties payable hereunder shall be allocated as follows: (a) [*] of royalties payable under a Third Party License with respect the Product shall be

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creditable against royalties payable hereunder with respect to units of Product subject to such Third Party royalty; and (b) [*] of the portion of any up-front payments, milestones or other amounts payable under a Third Party License that is reasonably allocable to the exploitation of Product (as opposed to the exploitation of non-Products or other use of intellectual property that is the subject of the applicable Third Party License in a manner unrelated to Product) shall be creditable against royalties payable hereunder with respect units of Product subject to a royalty under such Third Party License, provided, however, that in neither case (i.e., under the previous sub-clauses (a) or (b)) shall the royalties payable under (1) Section 5.5.1 fall below [*] of the rates set forth in Section 5.5.1; and (2) Section 5.5.2 fall below [*].

5.7.2 Generic Product Reduction. This Section 5.7.2 will apply solely to royalties payable under Section 5.5. Notwithstanding the foregoing provisions of Section 5.5 (as applicable), if, in a particular Calendar Year, one or more Third Parties is or are selling a Generic Product in the Field in a country in the Territory and the sales of all such Generic Products in the Field in such country represent at least [*] of the total units of a Product and related Generic Products sold in the Field during the Royalty Term in such Calendar Year in such country, then in such case the royalty rates attributable to the Net Sales of such Product in the Field in such country during the Royalty Term shall thereafter be reduced (a) by [*] of the amount otherwise payable under Section 5.5.1, and (b) to [*] with respect to the royalties payable under Section 5.5.3, as applicable. For purposes of the foregoing, “Generic Product” means with respect to a Product, a non-proprietary product: (A) with the same active ingredient(s) and administration route as the Product; (B) that has obtained Marketing Approval from the applicable Regulatory Authority solely by means of a procedure for establishing equivalence to the Product, without the conduct of any human clinical efficacy trials; and (C) is legally marketed in such country by or under the authority of an entity other than Oncothyreon, its Affiliates or Sublicensees (including affiliates and sublicensees of its Sublicensees).

5.7.3 Maximum Reductions. Notwithstanding anything in Sections 5.7.1 and 5.7.2 to the contrary, in no event shall the Royalty Payment to Array be reduced by operation of Sections 5.7.1 and 5.7.2 (whether singly or together) to an amount less than (a) [*] of the amount that would otherwise be due Array under Section 5.5.1 (i.e., the royalty absent any reductions or offsets), and (b) to less than [*] with respect to the royalties payable under Section 5.5.2.

ARTICLE 6

PAYMENTS; BOOKS AND RECORDS

6.1 Foreign Exchange; Manner and Place of Payment. All dollar amounts in this Agreement are stated in, and all payments under this Agreement shall be made in, United States Dollars. With respect to amounts invoiced or incurred in a currency other than United States Dollars, the amounts shall be expressed in the currency in which such sale was originally made, or in which such cost was incurred, together with the United States Dollar equivalent using a rate of exchange as published in The Wall Street Journal (U.S. Eastern Edition) on last day of the quarter in which such sale was made or cost incurred. Payment of all sums due hereunder shall be made by check, wire transfer, or electronic funds transfer (EFT), at the payor’s choice, using account information provided by the payee, which the payee may update in writing from time to time.

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6.2 Taxes. In the event that applicable law requires either Party to withhold taxes with respect to any payment to be made by such Party to the other Party pursuant to this Agreement, the Party making the payment (the “Payor”) shall withhold such taxes from the amount due and furnish the other Party (the “Payee”) with proof of payment of such taxes within thirty (30) days of such payment, and except to the extent such withholding is required under applicable law, all payments from one Party to the other Party under this Agreement shall be made without deduction or withholding of taxes. Any such tax required to be withheld will be an expense of and borne by Payee. The Payor shall provide reasonable assistance to the Payee in Payee’s efforts to claim an exemption from withholding of such taxes, obtain a refund of any such taxes withheld, or obtain a credit with respect to such taxes withheld. In order for the Payee to secure an exemption from, or a reduction in, any withholding of taxes, the Payee shall provide to the Payor such forms as are reasonably required for each type of payment to be made pursuant to the Agreement for which an exemption from, or a reduction in, any withholding of taxes is sought, and in the event that a required form previously furnished by the Payee expires, is incorrect, or is inapplicable to the type of payment to be made, due to a change in circumstances or otherwise, the Parties acknowledge that Payee may need to furnish new forms to the Payor in order to secure an exemption from, or a reduction in, any withholding of taxes with respect to such payment. All payments due pursuant to this Agreement shall be paid exclusive of any applicable value-added tax (“VAT”) (which, if applicable, shall be payable by the Payor upon receipt of a valid VAT invoice). If the Payee is required to report any such tax, the Payor shall promptly provide the Payee with applicable receipts and other documentation necessary or appropriate for such report. In the event that the governing tax authority retroactively determines that a payment made by the Payor pursuant to this Agreement should have been subject to withholding (or to additional withholding) for taxes, and the Payor remits such withholding tax to the tax authority, the Payor will have the right to offset such amount (but not interest and penalties that may be imposed thereon) against future payment obligations of the Payor under this Agreement; provided, however, that if no further payments or insufficient further payments are available against which offset may be pursued, the Payor may pursue reimbursement by any remedy (at law or in equity) available to it.

6.3 Royalty Payments and Reports. Royalty payments under this Agreement with respect to Net Sales of Product in a given calendar quarter shall be made to Array or its designee quarterly within [*] days following the applicable calendar quarter. Each royalty payment shall be accompanied by a report detailing, on a country-by-country basis for all Net Sales of Product by or under authority of Oncothyreon during the relevant three (3) month period: (i) units of Product sold, (ii) gross sales of the Product, (iii) calculation of the Net Sales (and deductions utilized in determining Net Sales), and (iv) all other calculations made in determining the applicable royalties payable on such Net Sales.

6.4 Books and Records; Accounting and Audits. Oncothyreon shall maintain complete and accurate books and records, in accordance with GAAP, which are relevant to payments to be made to Array under this Agreement, which books and records shall be sufficient in detail to verify all payment amounts due hereunder. Array shall have the right, at its own expense and not more than once in any Calendar Year during the term of this Agreement, to have an independent, certified public accountant, selected by Array, and under an obligation of confidence, audit the books and records of Oncothyreon in the location(s) where such books and records are maintained upon reasonable notice (which shall be no less than fifteen (15) business

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days prior written notice) and during regular business hours, and for the sole purpose of verifying the basis and accuracy of payments required and made under this Agreement. The report and communication of such accountant with respect to such an audit shall be limited to a certificate stating whether any, as applicable, report made or payment submitted during such period is accurate or inaccurate and, if a discrepancy is identified, shall also indicate the amount and if applicable, with respect to any report, the nature, of any discrepancy, and the correct information (with respect to the applicable period). Such accountant shall provide Array and Oncothyreon with a copy of each such report simultaneously. Should the audit lead to the discovery of a discrepancy: (i) to Array’s detriment, Oncothyreon shall pay to Array the amount of the discrepancy within thirty (30) days of Oncothyreon’s receipt of the report; or (ii) to Oncothyreon’s detriment, Oncothyreon may, as applicable, credit the amount of the discrepancy against future payments payable to Array under this Agreement, and if there are no such payments payable, then Array shall pay to Oncothyreon the amount of the discrepancy within thirty (30) days of Array’s receipt of the report. Additionally, in the event that the discrepancy is to Array’s detriment and is greater than ten percent (10%) of the amount due for such audited period, then Oncothyreon shall pay or reimburse the reasonable cost charged by such accountant for such audit. Once Array has conducted an audit permitted by this Section 6.4 in respect of any period, it may not re-inspect Oncothyreon’s books and records in respect of such period, unless a subsequent audit of a separate reporting period uncovers fraud on the part of Oncothyreon that is reasonably expected to have been occurring during the prior audited period. For clarity, however, if a discrepancy is identified by the accountant during the course of an audit and the Parties do not agree upon a resolution of such discrepancy, then Array’s accountant may re-inspect the books and records to the extent reasonably relevant to resolving such discrepancy. Notwithstanding anything herein to the contrary, upon the expiration of three (3) years following the end of any Calendar Year, the right to audit, the books and records for such Calendar Year shall expire and Oncothyreon shall be released from any liability or accountability with respect to payments as reflected in such books of Oncothyreon for such Calendar Year (including, for clarity, with respect to the calculation of royalties payable with respect to each such Calendar Year). Oncothyreon shall no longer be required to retain such books and records for any Calendar Year after the expiration of the third (3rd) Calendar Year following such Calendar Year.

6.5 Blocked Currency. If at any time legal restrictions in the Territory prevent the prompt remittance of any payments with respect to sales therein, Oncothyreon shall have the right and option to make such payments by depositing the amount thereof in local currency to Array account in a bank or depository in the Territory.

6.6 Confidentiality. Array shall treat all financial information of Oncothyreon (and its Affiliates and Sublicensees, and their respective affiliates and sublicensees) that is subject to review under this Article 6 of this Agreement (including all royalty reports) as Confidential Information of Oncothyreon.

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ARTICLE 7

INTELLECTUAL PROPERTY; EXCLUSIVITY

7.1 Ownership.

7.1.1 All inventions and other Know-How arising from the Parties’ activities under this Agreement, including any patent applications and patents covering such inventions and other Know-How, made solely by employees or consultants of a Party shall be owned by such Party.

7.1.2 All such inventions and other Know-How made or developed jointly by employees or consultants of both Parties shall be owned jointly by the Parties. Determination of inventorship shall be made in accordance with US patent laws and any Patent Rights with a named inventor that is an employee or consultant of each Party will be jointly owned.

7.1.3 Subject to Sections 3.1 and 3.5, each Party may use, or license to any Third Party, any jointly owned Know-How and Patent Rights for any other purpose without accounting to or obtaining the approval of the other Party.

7.2 Patent Prosecution.

7.2.1 Array shall have the right to control the preparation, filing, prosecution and maintenance of all patents and patent applications within the Licensed Patents. Array shall give Oncothyreon an opportunity to review and comment on the text of each patent application within the ARRY-380 Patents as well as any other material submissions related to the ARRY-380 Patents before filing, and shall supply Oncothyreon with a copy of such patent application as filed, together with notice of its filing date and serial number.

7.2.2 Oncothyreon shall reimburse Array for the amounts paid to Third Parties by Array in connection with the filing, prosecution and maintenance of the ARRY-380 Patents, including without limitation, amounts paid by Array as filing and maintenance fees, translation fees and amounts paid to outside patent counsel and foreign associates, provided, however, that, to the extent Array grants rights to one or more Third Parties under the ARRY-380 Patents for products other than the Product and such Third Parties are obligated to reimburse Array for such amounts, then Oncothyreon’s obligation under this 7.2.2 shall be reduced on a pro rata basis based on the number of such Third Parties (“Patent Costs”). Array shall provide Oncothyreon with an invoice for Patent Costs on a monthly basis, and payment shall be due within thirty (30) days thereafter.

7.2.3 If Array, in its sole discretion, decides to abandon the preparation, filing, prosecution or maintenance of any patent or patent application in the ARRY-380 Patents, then Array shall notify Oncothyreon in writing thereof at least sixty (60) days prior to any due date that requires action to avoid loss of rights in connection with the applicable patent and/or patent application, and following the date of such notice Oncothyreon shall have the right, at its cost, to prosecute and maintain such patent and/or patent application in Array’s name, provided that Oncothyreon shall give Array an opportunity to review and comment on the text of each patent application or other material submissions related to the ARRY-380 Patents before filing, and shall supply Array with a copy of such patent application as filed, together with notice of its filing date and serial number.

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7.3 Enforcement of ARRY-380 Patents.

7.3.1 Notification of Infringement. In the event that either Party becomes aware of actual or threatened infringement of any ARRY-380 Patents in any country in the Territory by the manufacture or sale or use of a Product or a product in the Field substantially similar to a Product (in either case, an “Infringing Product”), it shall provide the other Party with the available evidence, if any, of such infringement.

7.3.2 Enforcement of Patent Rights. Oncothyreon, at its sole expense, shall have the initial right to initiate and control any enforcement of the ARRY-380 Patents with respect to an Infringing Product or to defend any declaratory judgments seeking to invalidate or hold the ARRY-380 Patents unenforceable (each, an “Enforcement Action”), in each case in Oncothyreon’s own name and, if necessary for standing purposes, in the name of Array and shall consider, in good faith, the interests of Array in so doing. If Oncothyreon does not, within one hundred twenty (120) days of receipt of notice from Array, abate the infringement or file suit to enforce the ARRY-380 Patents against at least one infringing party in the Territory, Array shall have the right to take whatever action it deems appropriate to enforce the ARRY-380 Patents. The Party controlling any such enforcement action shall not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling Party (including in the case of Oncothyreon, entering into any settlement admitting the invalidity of, or otherwise impairing, the ARRY-380 Patents) without the prior written consent of the other Party. All monies recovered upon the final judgment or settlement of any such suit to enforce the ARRY-380 Patents shall be shared, after reimbursement of expenses, as follows: (i) in the event that Oncothyreon brought the claim, suit or action, any remaining amount shall be shared [*] to Oncothyreon, [*] to Array, and (ii) in the event that Array brought the claim, suit or action, any remaining amount shall be retained by Array.

7.3.3 Cooperation. In any suit to enforce and/or defend the ARRY-380 Patents pursuant to this Section 7, the Party not in control of such suit (a) shall, at the request and expense of the controlling Party, reasonably cooperate and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like, and (b) further agrees to be named in and consents to join in any suit, action, or proceeding as a party to the suit, action, or proceeding to the extent necessary to establish standing in the suit, action, or proceeding.

7.4 Patent Marking. Oncothyreon agrees to mark and have its Sublicensees mark all patented Products they sell or distribute pursuant to this Agreement in accordance with the applicable patent statutes or regulations in the country or countries of manufacture and sale thereof.

7.5 Patent Term Extensions. The Parties will reasonably discuss for which Licensed Patents related to a Product to pursue in any country any patent term adjustment, patent term extension, supplemental patent protection or related extension of rights with respect to the Licensed Patents. To the extent permitted by applicable law, Array shall apply for and pursue any such adjustment, extension or protection as directed by Oncothyreon, at Oncothyreon’s cost.

7.6 Multi-use Patents. For clarity, Array shall solely control, at its cost, the filing, prosecution, maintenance, enforcement and defense of the Multi-use Patents.

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ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1 General Warranties.

8.1.1 Array Warranties. Array warrants and represents to Oncothyreon that:

(a) as of the Effective Date, it is the lawful and sole owner of the Array Technology and has the full right and authority to enter into this Agreement and grant the rights and licenses granted herein, and, without limiting the foregoing, no Array Technology is subject to any Third-Party in-license agreement (except for the In-License, as defined in Exhibit G, which Array agrees not to terminate, cause to be terminated, or modify, in each case in a way that would reasonably be expected to adversely affect Oncothyreon’s sublicenses under the In-License);

(b) neither Array nor its Affiliates has previously granted and will not grant any rights in conflict with the rights and licenses granted herein, other than those specified in Exhibit G;

(c) neither Array nor its Affiliates has previously granted, and will not grant during the term of this Agreement, any right, license or interest in or to the Array Technology, or any portion thereof, to manufacture, sell or use the Product that is in conflict with the rights or licenses granted under this Agreement;

(d) as of the Effective Date, it is not aware of any prior act or any fact which causes it to conclude that any Array Patent is invalid or unenforceable;

(e) during the term hereof, neither Array nor its Affiliates will grant a lien or other encumbrances on any of the subject matter of this Agreement or on any of Array’s rights, benefits, or obligations hereunder or on the Array Technology, which would conflict with the rights of Oncothyreon hereunder;

(f) The Product Inventory (i) has been manufactured in compliance with of applicable Good Clinical Practices, Good Laboratory Practices or Good Manufacturing Practices, (ii) to Array’s knowledge, conforms at the time of delivery to Oncothyreon with the applicable specifications and all applicable laws, rules and regulations; and (iii) is free and clear of any security interest, lien, or other encumbrance.

(g) Array and its Affiliates have performed all of the obligations required to be performed by them and are entitled to all benefits under and are not alleged to be in default in respect of, any Assumed Contract. Each of the Assumed Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no default or event of default or event, occurrence, condition or act, with respect to Array or its Affiliates, or, to Array’s knowledge, with respect to any other contracting party, which, with the giving of notice, the

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lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a material default or event of material default under any Assumed Contract or (ii) give any Third Party (A) the right to declare a default or exercise any remedy under any Assumed Contract, (B) the right to a penalty or acceleration of any payment under any Assumed Contract, or (C) the right to cancel, terminate or modify any Assumed Contract. Neither Array nor its Affiliates has received any written notice regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Assumed Contract. True, correct and complete copies of all Assumed Contracts have been provided to Oncothyreon or Oncothyreon’s counsel prior to the Effective Date.

(h) As of the Effective Date, there are no pending (or to the knowledge of Array and its Affiliates, threatened) Claims arising from the Dana Farber Study or any clinical studies conducted by or on behalf of Array with respect to Product.

(i) it is currently in compliance with all material terms of the Original Agreement.

8.1.2 Oncothyreon Warranties. Oncothyreon warrants and represents to Array that:

(a) to the best of its knowledge as of the Effective Date, Oncothyreon is not engaged in contract negotiations with respect to in-licensing or acquiring any Competing Product;

(b) during the term hereof, Oncothyreon will not grant a lien or other encumbrances on any of the subject matter of this Agreement or on any of Oncothyreon’s rights, benefits, or obligations hereunder or on the Array Technology, which would conflict with the rights of Array hereunder;

(c) during the term hereof, Oncothyreon will conduct the development and commercialization of the Product in accordance with applicable United States law, known or published standards of the FDA, and standards of the EMA, as applicable, and the scientific standards applicable to the conduct of such studies and activities in the United States;

(d) during the term hereof, it will employ individuals of appropriate education, knowledge, and experience to conduct or oversee the conduct of its clinical and preclinical studies of the Product;

(e) it is currently in compliance with all material terms of the Original Agreement;

(f) Oncothyreon is not engaged in discussions concerning, and is not currently intending to immediately enter into, a Sublicense with respect to the Product or a Change of Control transaction.

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8.1.3 Mutual Warranty. Each of Oncothyreon and Array warrants and represents to the other Party that, as of the Effective Date:

(a) it is an entity duly organized, validly existing and in good standing under the laws of the state or country (as applicable) of its organization, is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent it from performing its obligations under this Agreement, and has full power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) such Party is duly authorized, by all requisite action, to execute and deliver this Agreement and the execution, delivery and performance of this Agreement by such Party does not require any shareholder action or approval, and the person executing this Agreement on behalf of such Party is duly authorized to do so by all requisite action;

(c) the Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights; and (ii) equitable principles of general applicability.

(d) The execution, delivery and performance of the Agreement by such Party and its compliance with the terms and provisions of this Agreement does not and shall not conflict with or result in a breach of any of the terms or provisions of (i) any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, (ii) the provisions of its operating documents or bylaws, or (iii) any order, writ, injunction or decree of any governmental authority entered against it or by which it or any of its property is bound.

(e) neither it nor its Affiliates has received from a Third Party notice that the manufacture, sale or use of the Product would infringe any intellectual property rights of such Third Party and to its knowledge and belief, no action, suit or claim has been initiated or threatened against it or its Affiliates with respect to the Array Technology, the Oncothyreon Patents or its right to enter into and perform its obligations under this Agreement;

(f) such Party has provided to the other Party all material Development Data and other information in its possession or of which it is aware as of the Effective Date, concerning efficacy, side effects, injury, toxicity, or sensitivity, reaction and incidents or severity thereof, associated with any preclinical use, clinical use, studies, investigations, or tests with the Product (humans or animals). Such disclosure includes information contained in publicly available filings with the U.S. Securities and Exchange Commission;

(g) such Party has not employed (and, to the best of its knowledge, has not used a contractor or consultant that has employed) any individual or entity debarred by the FDA (or subject to a similar sanction of EMA), or, to the best of its knowledge, any individual who or entity which is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA), in the conduct of any preclinical or clinical studies of Product;

(h) the preclinical and clinical studies of the Product conducted by or on behalf of such Party have been performed in accordance with applicable United States law, known or published standards of the FDA and the scientific standards applicable to the conduct of such studies and activities in the United States;

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(i) Such Party and its Affiliates have employed individuals of appropriate education, knowledge, and experience to conduct or oversee the conduct of all of its clinical and preclinical studies of the Product;

(j) in the course of developing Product, neither it nor its Affiliates has conducted any development activities in violation of applicable Good Clinical Practices, Good Laboratory Practices or Good Manufacturing Practices; and

(k) All Regulatory Filings filed by such Party existing as of the Effective Date are in good standing and in compliance with applicable laws, rules and regulations.

8.2 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF ANY PATENTS ISSUED OR PENDING.

ARTICLE 9

CONFIDENTIALITY

9.1 Confidential Information. Except as expressly provided herein, the Parties agree that the receiving Party shall not publish or otherwise disclose and shall not use for any purpose any information furnished to it by the other Party hereto pursuant to this Agreement which if disclosed in tangible form is marked “Confidential” or with other similar designation to indicate its confidential or proprietary nature or if disclosed orally is indicated orally to be confidential or proprietary by the Party disclosing such information at the time of such disclosure and is confirmed in writing as confidential or proprietary by the disclosing Party within a reasonable time after such disclosure (collectively, “Confidential Information”). Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by written documentation:

9.1.1 was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure or, as shown by written documentation, was developed by the receiving Party outside the Development Program (as defined in the Original Agreement) and independent of disclosure by the disclosing Party;

9.1.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

9.1.3 became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or

9.1.4 was subsequently lawfully disclosed to the receiving Party by a person other than a Party or developed by the receiving Party without reference to any information or materials disclosed by the disclosing Party.

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Notwithstanding Section 9.1.1, the Parties acknowledge and agree that any Confidential Information of Array regarding the Assumed Contracts, the Product Inventory and the Regulatory Filings shall be deemed Oncothyreon’s Confidential Information as of the Effective Date.

9.2 Permitted Disclosures. Notwithstanding the provisions of Section 9.1 above, each Party hereto may use and disclose the other Party’s Confidential Information to the extent such use or disclosure is reasonably necessary (a) to exercise the rights granted to it, or reserved by it (provided that for purposes of clarity it is understood that Array shall not be permitted to use Confidential Information of Oncothyreon in developing other Array products), in each case under this Agreement (including without limitation in the case of Oncothyreon, the right to use and disclose, including to Sublicensees, Array Know-How to support development (including conducting clinical trials), regulatory, marketing and sales activities, public relations activities, professional services activities, and medical education activities for Product), (b) in prosecuting or defending litigation, or (c) in complying with applicable governmental regulations, submitting information to tax or other governmental authorities, and each Party may authorize its Affiliates (and in the case of Oncothyreon, its Sublicensees) to use and/or disclose the other Party’s Confidential Information as set forth in the preceding sub-clauses (a) through (c), provided that, in the case of (c), if a Party is required to make any such disclosure of the other Party’s Confidential Information, to the extent it may legally do so, it will give reasonable advance notice to the latter Party of such disclosure and, save to the extent inappropriate in the case of patent applications or otherwise, will use its reasonable efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise). If the Party whose Confidential Information is to be disclosed has not filed a patent application with respect to such Confidential Information, it may require the other Party to delay the proposed disclosure (to the extent the disclosing Party may legally do so), for up to ninety (90) days, to allow for the filing of such an application.

9.3 Terms of Agreement. Subject to Section 12.11, neither Party may disclose the terms of this Agreement without the prior written consent of the other Party; provided, however, that either Party may make such a disclosure (a) to the extent required by law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded, or (b) to its legal and financial advisors, and to any actual or prospective acquirers, investors, collaborators and lenders (as well as and to their respective legal and financial advisors) who are obligated to keep such information confidential. If such disclosure is required under sub-clause (a), the disclosing Party shall make reasonable efforts to provide the other Party with notice beforehand and to coordinate with the other Party with respect to the wording and timing of any such disclosure.

9.4 Review of Publications.

9.4.1 This Section 9.4.1 will be in effect for eighteen (18) months from the Effective Date. As soon as is practicable prior to the oral public disclosure, and prior to the

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submission to any outside person for publication of written material (a manuscript, poster or other publication) describing any Data generated under the Development Program (as defined in the Original Agreement) or by Oncothyreon in its subsequent development of the Product under this Agreement, in each case to the extent the contents of the oral disclosure or written material have not been previously disclosed pursuant to this Section 9.4, Oncothyreon shall disclose to Array a copy of the written material, or a written summary of any oral disclosure, to be made or submitted, and shall allow Array at least thirty (30) days to determine whether such disclosure or written material contains subject matter for which patent protection should be sought prior to publication or which Array believes should be modified to avoid disclosure of Array Confidential Information or regulatory or other problems. With respect to publications by investigators or other Third Parties, such publications shall be subject to review by the other Party under this Section 9.4 only to the extent that Oncothyreon has the right to do so; provided that Oncothyreon shall use reasonable efforts to secure the right to require and permit such review.

(a) Publication Rights. After the expiration of thirty (30) days from the date of receipt of such disclosure or written material, unless Oncothyreon has received the written notice specified below, Oncothyreon shall be free to submit such written material for publication or to orally disclose or publish the disclosed research results in any manner consistent with academic standards; provided that, in any publication permitted under this Section 9.4, Oncothyreon shall acknowledge Array as licensor of the Product unless Array requests that such acknowledgement not be made.

(b) Delay of Publication. Prior to the expiration of the thirty (30) day-period described above, Array may notify Oncothyreon in writing of its determination that such oral presentation or written material contains Confidential Information of Array or objectionable material or material that consists of patentable subject matter for which patent protection should be sought. Oncothyreon shall withhold its proposed public disclosure and confer with Array to determine the best course of action to take in order to modify the disclosure (including removing Confidential Information of Array) or to obtain patent protection. After resolution of the confidentiality, regulatory or other issues, or the filing of a patent application or due consideration as to whether a patent application can reasonably be filed, but in no event more than ninety (90) days after notification of Oncothyreon as provided above, Oncothyreon shall be free to submit the written material and/or make its public oral disclosure in a manner consistent with academic standards.

9.4.2 Advanced Copy of Publications. During the term of this Agreement, Oncothyreon agrees to use reasonable efforts to provide Array with a courtesy copy of each Oncothyreon abstract. paper, poster or other publication relating to the Product(s) in advance its publication or other initial public disclosure.

ARTICLE 10

INDEMNIFICATION

10.1 Indemnification by Oncothyreon. Oncothyreon shall indemnify and hold Array, its Affiliates and their respective officers, directors and employees (“Array Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from:

10.1.1 the negligence or willful misconduct of Oncothyreon, its Affiliates or any of their Sublicensees or subcontractors;

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10.1.2 the breach of any of the covenants, warranties or representations made by Oncothyreon to Array under this Agreement;

10.1.3 any manufacture, use or sale of Product, or any other activities related to Product, in each case conducted by or under authority of Oncothyreon, its Affiliates or any of their sublicensees after the Effective Date in the exercise of any rights licensed to Oncothyreon pursuant to Section 3.1;

10.1.4 any pre-clinical and/or clinical studies conducted by or on behalf of Oncothyreon with respect to Product prior to the Effective Date;

10.1.5 any Assumed Liabilities.

provided, however, that Oncothyreon shall not be obliged to so indemnify, defend and hold harmless the Array Indemnitees for any Claims under Section 10.2 below.

10.2 Indemnification by Array. Array shall indemnify and hold Oncothyreon, its Affiliates, and their respective officers, directors, employees and Sublicensees (“Oncothyreon Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from:

10.2.1 the negligence or willful misconduct of Array, its Affiliates or any of their subcontractors; or

10.2.2 the breach of any of the covenants, warranties or representations made by Array to Oncothyreon under this Agreement;

10.2.3 any pre-clinical and/or clinical studies (other than the Dana Farber Study) conducted by or on behalf of Array with respect to Product prior to the Effective Date;

10.2.4 any Claims by Dana Farber/Partners Cancer Care for reimbursement of medical costs for participants in the Dana Farber Study under the subject injury provision of the Dana Farber Agreement for injuries sustained prior to the Effective Date;

10.2.5 any Excluded Liabilities.

provided, however, that Array shall not be obliged to so indemnify, defend and hold harmless the Oncothyreon Indemnitees for any Claims under Sections 10.1 above.

10.3 Indemnification Procedure.

10.3.1 For the avoidance of doubt, all indemnification claims in respect of an Oncothyreon Indemnitee or Array Indemnitee shall be made solely by Oncothyreon or Array, respectively.

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10.3.2 A Party seeking indemnification hereunder (“Indemnified Party”) shall notify the other Party (“Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party of any Claim or fact in respect of which the Indemnified Party intends to base a claim for indemnification hereunder (“Indemnification Claim Notice”), but the failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is adversely affected thereby. The Indemnification Claim Notice shall contain a description of the Claim and the nature and amount of the Claim (to the extent that the nature and amount of such Claim is known at such time). Upon the request of the Indemnifying Party, the Indemnified Party shall furnish promptly to the Indemnifying Party copies of all correspondence, communications and official documents (including court documents) received or sent in respect of such Claim.

10.3.3 Subject to the provisions of Sections 10.3.4 and 10.3.5, the Indemnifying Party shall have the right, upon written notice given to the Indemnified Party within thirty (30) days after receipt of the Indemnification Claim Notice to assume the defense and handling of such Claim, at the Indemnifying Party’s sole expense, in which case the provisions of Section 10.3.4 below shall govern. The assumption of the defense of a Claim by the Indemnifying Party shall not be construed as acknowledgement that the Indemnifying Party is liable to indemnify any indemnitee in respect of the Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification. In the event that it is ultimately decided that the Indemnifying Party is not obligated to indemnify or hold an Indemnitee harmless from and against the Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any losses incurred by the Indemnifying Party in its defense of the Claim. If the Indemnifying Party does not give written notice to the Indemnified Party, within thirty (30) days after receipt of the Indemnification Claim Notice, of the Indemnifying Party’s election to assume the defense and handling of such Claim, the provisions of Section 10.3.5 below shall govern.

10.3.4 Upon assumption of the defense of a Claim by the Indemnifying Party: (i) the Indemnifying Party shall have the right to and shall assume sole control and responsibility for dealing with the Claim; (ii) the Indemnifying Party may, at its own cost, appoint as counsel in connection with conducting the defense and handling of such Claim any law firm or counsel reasonably selected by the Indemnifying Party; (iii) the Indemnifying Party shall keep the Indemnified Party informed of the status of such Claim; and (iv) the Indemnifying Party shall have the right to settle the Claim on any terms the Indemnifying Party chooses; provided, however, that it shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder or which admits any wrongdoing or responsibility for the claim on behalf of the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and shall be entitled to participate in, but not control, the defense of such Claim with its own counsel and at its own expense. In particular, the Indemnified Party shall furnish such records, information and testimony, provide witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours by the

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Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making the Indemnified Party, the indemnitees and its and their employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided.

10.3.5 If the Indemnifying Party does not give written notice to the Indemnified Party as set forth in Section 10.3.3 above or fails to conduct the defense and handling of any Claim in good faith after having assumed such, the Indemnified Party may, at the Indemnifying Party’s expense, select counsel reasonably acceptable to the Indemnifying Party in connection with conducting the defense and handling of such Claim and defend or handle such Claim in such manner as it may deem appropriate. In such event, the Indemnified Party shall keep the Indemnifying Party timely apprised of the status of such Claim and shall not settle such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnified Party defends or handles such Claim, the Indemnifying Party shall cooperate with the Indemnified Party, at the Indemnified Party’s request but at no expense to the Indemnified Party, and shall be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense.

10.4 Special, Indirect and Other Losses. NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR FOR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, EXCEPT (A) FOR BREACH OF THE CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 9, OR (B) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 10.

10.5 No Exclusion. Neither Party excludes any liability for death or personal injury caused by its negligence or that of its employees, agents or subcontractors.

ARTICLE 11

TERM AND TERMINATION

11.1 Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Article 11, shall expire on a country-by-country basis upon expiration of the respective Royalty Term in such country, provided that upon such expiration in such country, Array shall grant and does hereby grant to Oncothyreon and its Affiliates a perpetual, royalty-free, non-terminable, non-revocable non-exclusive license with the right to sublicense through multiple tiers to exploit any Array Know-How in connection with the development, manufacturing and/or commercialization of Products in the Field in such country.

11.2 Termination for Cause.

11.2.1 Breach. Either Party to this Agreement may terminate this Agreement in the event the other Party shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for ninety (90) days

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after written notice thereof was provided to the breaching Party by the non-breaching Party; provided, however, that, where the Party alleged to be in breach or default disputes in good faith within such ninety (90) day period that the claimed breach or default exists and such claimed breach or default is not solely for failure to make any undisputed payment due hereunder, the Parties shall submit the dispute to a single arbitrator appointed in accordance with the rules of the American Arbitration Association then in effect for a determination, taking into consideration the totality of the circumstances, of whether such ninety (90) day cure period should be tolled until it is finally determined in accordance with Section 12.2 below that this Agreement was materially breached. The Parties shall instruct such arbitrator to make such determination within ninety (90) days after such arbitrator is appointed. Such ninety (90) day cure period shall be tolled during the period commencing from such time as the Party alleged to be in breach disputes the failure to pay or material breach in accordance with this Section 11.2.1 until such time as the arbitrator makes his or her determination under this Section 11.2.1. If the arbitrator determines that such cure period shall be tolled pending final resolution of the dispute, the non-breaching Party shall not have the right to terminate this Agreement unless it has been determined in accordance with Section 12.2 below that this Agreement was materially breached and the breaching Party fails to comply with its obligations within ninety (90) day after such determination. If on the other hand, the arbitrator decides that such cure period should not be tolled pending final resolution of the dispute, then such cure period shall not be tolled other than until the arbitrator makes his or her determination under this Section 11.2.1. It is understood that the finding of the arbitrator under this Section 11.2.1 shall not be binding on either Party as to the question of whether a material breach of the Agreement occurred, and shall apply only to determine whether or not the cure period should be tolled as provided in this Section 11.2.1. In any case, the final determination of whether a material breach has occurred shall be determined only pursuant to Section 12.2. Notwithstanding the foregoing, in the event of a non-monetary breach or default, if the breach or default by its nature, is curable, but is not reasonably capable of being cured within the ninety (90) day cure period, then such cure period shall be extended if the breaching Party provides a written plan for curing such breach to the notifying Party and is making a good faith efforts to cure such breach or default in accordance with such written plan, the notifying Party may not terminate this Agreement, provided, however, that the notifying Party may terminate this Agreement if such breach or default is not cured within one hundred eighty (180) days of the start of the 90-day cure period, as described above. Furthermore, in the event a material breach by Oncothyreon is with respect to Oncothyreon’s failure to use of Commercially Reasonable Efforts in commercializing one or more given Products in one or more country(ies), Array’s termination rights under this Section 11.2.1 shall be limited to such Product(s) and country(ies), and shall not affect other Products or countries with respect to which Oncothyreon is not in default. The right of either Party to terminate this Agreement as herein above provided shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default.

11.2.2 Termination for Insolvency. Either Array or Oncothyreon may terminate this Agreement without notice if an Insolvency Event occurs in relation to the other Party. In any event when a Party first becomes aware of the likely occurrence of any Insolvency Event in regard to that Party, it shall promptly so notify the other Party in sufficient time to give the other Party sufficient notice to protect its interests under this Agreement.

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11.2.3 Other. Each Party agrees (to the extent it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim to take the benefit or advantage of, any stay or extension law or any other law wherever enacted, now or at any time hereafter in force, which would prohibit the termination of this Agreement or in any way modify the effects thereof as provided herein; and each Party (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the other Party, but will suffer and permit the execution of every power as though no such law had been enacted.

11.3 Termination on Notice. Oncothyreon may terminate this Agreement without cause at any time by giving Array one hundred eighty (180) days prior notice in writing.

11.4 Consequences of Terminations.

11.4.1 Accrued Obligations. Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

11.4.2 License. Upon any termination of the Agreement, subject to Section 11.4.4, the license granted to Oncothyreon in Section 3.1 shall terminate.

11.4.3 Upon any termination of the Agreement for any reason:

(a) Oncothyreon shall promptly assign and transfer to Array all Regulatory Filings with respect to the applicable Product(s) in the Field that are held or Controlled by or under authority of Oncothyreon or its Affiliates (including Regulatory Filings obtained by Sublicensees to the extent such Sublicensees’ Sublicense(s) do not survive the termination of this Agreement), and shall take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under such Regulatory Filings to Array. Oncothyreon shall cause each of its Affiliates and all Sublicensees whose Sublicense(s) do not survive the termination of this Agreement to transfer any such Regulatory Filings to Array if this Agreement terminates. If applicable laws, rules or regulations prevents or delays the transfer of ownership of a Regulatory Filing to Array, Oncothyreon shall grant, and does hereby grant, to Array an exclusive right of access and reference to such Regulatory Filing for the Product(s), and shall cooperate fully to make the benefits of such Regulatory Filings available to Array and/or its designee(s). Within sixty (60) days after notice of such termination, Oncothyreon shall provide to Array copies of all such Regulatory Filings, and of all preclinical and clinical data (including raw data, original records, investigator reports, both preliminary and final, statistical analyses, expert opinions and reports, safety and other electronic databases) and other Know-How information pertaining to the Product, or the manufacture thereof. Array shall be free to use and disclose such Regulatory Filings and other items in connection with the exercise of its rights and licenses under this Section 11.4.

(b) Oncothyreon shall grant, and hereby does grant, effective upon the effective date of such termination: (i) an exclusive, worldwide, royalty-bearing license to Array under any Patent Rights owned or Controlled by Oncothyreon or its Affiliates that: (A) were

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generated by Oncothyreon or its Affiliates in connection with the development or commercialization of the Product(s) prior to the effective date of such termination, or (B) were otherwise utilized by Oncothyreon, its Affiliates or Sublicensees in the development or commercialization of the Product(s); and (ii) a non-exclusive, worldwide, fully-paid license to Array under any Know-How that: (A) were generated by Oncothyreon or its Affiliate in connection with the development or commercialization of the Product(s)prior to the effective date of such termination, or (B) were otherwise utilized by Oncothyreon, its Affiliates or Sublicensees in the development or commercialization of the Product(s), in each case under the preceding sub-clauses (i) and (ii) solely to the extent reasonably necessary or useful for Array to make, use, sell, offer for sale or import Product(s) in the Field as are then being developed, marketed or manufactured by Oncothyreon, its Affiliates or Sublicensees as of the date of such termination; provided, however, that (1) in consideration of the licenses granted hereunder, Array shall pay Oncothyreon a royalty on the Net Sales of Products at a royalty rate of [*] for Products that have [*] as of the effective date of such termination or [*] for Products that have [*] as of the effective date of such termination; and (2) if any such Patent Rights or Know-How licensed to Array hereunder is subject to payment obligations to a Third Party, Oncothyreon shall promptly disclose such obligations to Array in writing and such Patent Rights or other intellectual property shall be deemed to be Controlled by Oncothyreon only if Array agrees in writing to reimburse all amounts owed to such Third Party as a result of Array’s exercise of such license. The royalty payable Array to Oncothyreon under clause (1) above shall be payable on a Product-by-Product and country-by-country basis only for so long as the sale of a particular Product in a particular country would infringe a Valid Claim of the patents being licensed to Array by Oncothyreon hereunder. For clarity, if Oncothyreon is acquired by a Third Party in a Change of Control Transaction, in no event shall the licenses granted hereunder include any Patent Rights or Know-How of such Third Party (or of those of its Affiliates that were Affiliates prior to the close of such Change of Control Transaction) that were not actually utilized in the development or commercialization of the Product(s).

(c) Oncothyreon hereby assigns and shall cause to be assigned to Array all worldwide rights in and to any and all trademarks used in connection with the commercialization of the applicable Product(s) by Oncothyreon or its Affiliates. It is understood that such assignment shall not include Oncothyreon’s name or trademark for Oncothyreon’s (or its Affiliates’) company itself.

(d) If there are any ongoing clinical trials with respect to the Product being conducted by or on behalf of Oncothyreon, its Affiliates at the time of notice of termination, Oncothyreon agrees to (i) promptly transition to Array or its designee some or all of such clinical trials and the activities related to or supporting such trials (ii) continue to conduct such clinical trials for a period requested by Array up to a maximum of [*] after the effective date of such termination, or (iii) terminate such clinical trials; in each case as requested by Array and subject to compliance with applicable laws, rules and regulations. Array shall be responsible for the costs of such transition except in the case of a termination of this Agreement by Array pursuant to Section 11.2.1, in which case Oncothyreon shall be responsible for such costs.

11.4.4 Oncothyreon and its Affiliates shall have the right to continue to distribute and sell the applicable Product(s) in each country of the Territory in which they are then marketing such Products, in accordance with the terms and conditions of this Agreement,

*Confidential Treatment Requested.

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for up to [*] following the effective date of termination, provided that Array may, upon written notice to Oncothyreon, to be provided within thirty (30) days from the effective date of termination, elect to purchase the quantities of Product in its or its Affiliates’ Control, in which case Oncothyreon shall sell Array such quantities at a price equal to (a) Oncothyreon’s or its Affiliate’s fully burdened manufacturing costs, or (b) if the Product was manufactured by a Third Party manufacturer, [*] (“Purchase Price”). Additionally, if requested by Array, Oncothyreon or its Affiliates shall continue to distribute and sell the Products in each country of the Territory in which they were marketing the Products as of the date of termination, in accordance with the terms and conditions of this Agreement, for a period requested by Array not to exceed [*] following the effective date of termination (“Commercialization Wind-Down Period”) provided that Array may terminate this Commercialization Wind-Down Period upon ninety (90) days’ notice Oncothyreon (subject to Oncothyreon’s right set forth above to continue to distribute and sell the applicable Product(s), for up to [*] following the effective date of termination). Notwithstanding any other provision of this Agreement, during this Commercialization Wind-Down Period, Oncothyreon’s and its Affiliates’ rights with respect to the Products (including the licenses granted under Section 3.1) shall be non-exclusive, and Array shall have the right to engage one or more other partner(s) or distributor(s) of the Products in all or part of the Territory. The Products sold or disposed by Oncothyreon or its Affiliates during this Commercialization Wind-Down Period shall be subject to royalties under Section 5.5 above. After the Commercialization Wind-Down Period, Oncothyreon and its Affiliates shall not sell the Products or make any representation regarding their status as a licensee of or distributor for Array for the Products.

11.4.5 Oncothyreon’s Sublicenses shall, at the request of Array, be assigned to Array to the furthest extent possible. In the event Array does not request assignment of such Sublicenses, then such Sublicense shall be deemed to survive, and such Sublicensee shall be considered a direct licensee of Array, provided that (a) such Sublicense was validly issued in accordance with Section 3.2, (b) as of the effective date of such termination, such Sublicensee is then in full compliance with all terms and conditions of its sublicense, (c) the duties of Array with respect to such surviving Sublicense will not be greater than the duties of Array under this Agreement, and (d) such Sublicensee agrees in writing to assume all applicable obligations of Oncothyreon under this Agreement.

11.4.6 Transition Assistance. Oncothyreon agrees to fully cooperate with Array and its designee(s) to facilitate a smooth, orderly and prompt transition of the development and commercialization of Products to Array and/or its designee(s) during the Commercialization Wind-Down Period. Without limiting the foregoing Oncothyreon shall promptly provide Array manufacturing information (including protocols for the production, packaging, testing and other manufacturing activities) relating to the Product in Oncothyreon’s Control, which in each case Array shall have the right to use and disclose for any purpose during this Commercialization Wind-Down Period and thereafter solely as reasonably necessary or useful to manufacture, or have manufactured, the Product. Upon request by Array, Oncothyreon shall transfer to Array some or all quantities of the Product in its or its Affiliates’ Control (as requested by Array), within thirty (30) days after the end of this Commercialization Wind-Down Period, and Array shall buy such quantities at the Purchase Price. If any Product was manufactured by any Third Party for Oncothyreon, or Oncothyreon had contracts with vendors which contracts are necessary or useful for Array to take over responsibility for the Product in the Territory, then Oncothyreon

*Confidential Treatment Requested.

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shall to the extent possible and requested in writing by Array, assign all of the relevant Third-Party contracts to Array, and in any case, Oncothyreon agrees to cooperate with Array to ensure uninterrupted supply of the Products. If Oncothyreon or its Affiliate manufactured any Product at the time of termination, then Oncothyreon (or its Affiliate) shall continue to provide for manufacturing of such Product for Array, at its fully-burdened manufacturing cost therefor, plus ten percent (10%), from the date of notice of such termination until such time as Array is able, using diligent efforts to do so but no longer than the expiration of the Commercialization Wind-Down Period, to secure an acceptable alternative commercial manufacturing source from which sufficient quantities of the Product may be procured and legally sold in the Territory.

11.5 Survival. Articles 10 and 12, and Sections 2.1; 2.7; 3.3; 3.2.2 (with respect to each surviving Sublicense until such time as such Sublicense is assigned to Array or Array and such Sublicensee enter into a direct license agreement); 3.4; 5.3 (limited to amounts payable as to the effective date of termination or with respect to any surviving Sublicenses); Sections 5.5-5.7, 6.1-6.3 and 6.5 (limited in each case to amounts payable with respect to sales of Product as to the effective date of termination or with respect to sales of Product thereafter pursuant to 11.4.4 ); 6.4; 6.6; 7.1; 7.3.3 and the last sentence of 7.3.2 (in each case with respect to any ongoing enforcement actions until control of such enforcement actions is assumed by Array); 8.2, 9.1-9.3, 11.4 and 11.5 of this Agreement shall survive expiration or termination of this Agreement for any reason. Additionally, in the event of the expiration (but not an earlier termination) of this Agreement, the final clause of Section 11.1 shall survive. With respect to any termination or expiration of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate upon such expiration or termination, except to the extent otherwise provided in this Article 11.5. No expiration or any termination of this Agreement shall release a Party from the obligations to make any payments that were due or had accrued as to the effective date of such termination.

ARTICLE 12

MISCELLANEOUS

12.1 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with, the laws of the State of New York, U.S.A., without reference to conflicts of laws principles. The U.N. Convention on the Sale of Goods shall not apply to this Agreement.

12.2 Particular Disputes.

12.2.1 Binding Arbitration in Certain Specified Matters. This Section 12.2.1 shall only apply to the matters expressly identified in this Agreement as subject to resolution pursuant to this Section 12.2.1. Such matters shall be referred to binding arbitration by one (1) arbitrator. In such arbitration, the arbitrator shall be an independent expert (including in the area of the dispute) in the pharmaceutical or biotechnology industry mutually acceptable to the Parties. The Parties shall use their best efforts to mutually agree upon one (1) arbitrator; provided, however, that if the Parties have not done so within ten (10) days after initiation of arbitration hereunder, or such longer period of time as the Parties have agreed to in writing, then such arbitrator shall be an independent expert as described in the preceding sentence selected by the San Francisco office of the American Arbitration Association. Such arbitration shall be

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limited to casting the deciding vote (i.e., a single vote) with respect to all matters subject to this Section 12.2.1 then in dispute, and in connection therewith, each Party shall submit to the arbitrator in writing its position on and desired resolution of each such matter. Such submission shall be made within ten (10) days of the selection or appointment of the arbitrator, and the arbitrator shall rule on all such matters and cast the deciding vote (i.e., a single vote) within ten (10) days of receipt of the written submissions by both Parties. Except as provided in the preceding sentence, such arbitration shall be conducted in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association. The arbitrator’s vote shall be final and binding upon the Parties.

12.2.2 Other Matters. In disputed matters other than those covered by Section 12.2.1 above, the matter may be referred at the election of either Party to the Senior Officers who shall attempt in good faith to resolve such disagreement. If the Senior Officers cannot resolve such issue within thirty (30) days of the matter being referred to them, then either Party may initiate legal proceedings to resolve the matter.

12.2.3 Costs and Timing. The costs of any arbitration conducted pursuant to this Section 12.2 shall be borne equally by the Parties. The Parties shall use diligent efforts to cause the completion of any such arbitration within sixty (60) days following a request by any Party for such arbitration.

12.3 Force Majeure. Nonperformance of any Party shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control of the nonperforming Party.

12.4 No Implied Waivers; Rights Cumulative. No failure on the part of Array or Oncothyreon to exercise and no delay in exercising any right under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, nor shall any partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

12.5 Independent Contractors. Nothing contained in this Agreement is intended implicitly, or is to be construed, to constitute Array or Oncothyreon as partners in the legal sense. No Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other Party or to bind any other Party to any contract, agreement or undertaking with any Third Party. This Agreement does not create a partnership for USA federal income tax purposes (as defined in Section 761 of the USA Internal Revenue Code), for any USA state or local jurisdiction, or in any country other than the USA. Therefore there is no requirement to file Form 1065, USA Partnership Return of Income, any similar USA state or local income tax return, or any similar document with tax authorities in any country other than the USA.

12.6 Subcontractors. Except as otherwise set forth in this Agreement, each Party may engage subcontractors to perform, under its direction, specific functions that are assigned to it hereunder or that it carries out in the exercise of its rights hereunder, in each case in accordance with this Section 12.6. Each Party shall be fully responsible under this Agreement for the performance hereof by its permitted subcontractors as if such Party so performed this Agreement itself.

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12.7 Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other Parties hereto:

Oncothyreon:	Oncothyreon Inc.
2601 Fourth Ave
Suite 500
Seattle WA 98121
Attn: Robert Kirkman, MD, CEO
Fax: (206) 801-2101

With a copy to:	Fenwick and West, LLP
1191 Second Avenue
10th Floor
Seattle, WA 98101
Attn: Effie Toshav
Fax: (206) 389-4511

Array:	Array BioPharma Inc.
3200 Walnut Street.
Boulder, CO 80301
Attn: Chief Operating Officer
Fax: (303) 381-6697

with a copy to:	Array BioPharma Inc.
3200 Walnut Street
Boulder, CO 80301
Attn: General Counsel
Fax: (303) 386-1290

12.8 Assignment. This Agreement shall not be assignable by either Party to any Third Party hereto without the written consent of the other Party hereto; provided that, either Party may assign this Agreement without the other Party’s consent to an entity that acquires, directly or indirectly, control of such Party through a Change of Control transaction.

12.9 Modification. No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by all Parties hereto. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by all Parties.

12.10 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all

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other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. In the event a Party seeks to avoid a provision of this Agreement by asserting that such provision is invalid, illegal or otherwise unenforceable, the other Party shall have the right to terminate this Agreement upon sixty (60) days’ prior written notice to the asserting Party, unless such assertion is eliminated and the effect of such assertion cured within such sixty (60)-day period. Any termination in accordance with the foregoing sentence shall be deemed a termination pursuant to Section 11.2.1 and the Party who made such assertion shall be deemed the breaching Party for purposes of applying Section 11.4.

12.11 Publicity Review. Neither Party shall originate any written publicity, news release or other announcement or statement relating to the announcement or terms of this Agreement (collectively, a “Written Disclosure”), without the prompt prior review and written approval of the other Party, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either Party may make any public Written Disclosure it believes in good faith based upon the advice of counsel is required by applicable law, rule or regulation or any listing or trading agreement concerning its or its Affiliates’ publicly traded securities; provided, however, that such Written Disclosure shall minimize to the extent possible the financial information disclosed, and that prior to making such Written Disclosure, the disclosing Party shall provide to the other Party a copy of the materials proposed to be disclosed and provide the receiving Party with an opportunity to promptly review the Written Disclosure. Notwithstanding the foregoing, the Parties shall agree upon a press release to announce the execution of this Agreement, together with a corresponding Question & Answer outline for use in responding to inquiries about the Agreement substantially in the form attached as Exhibit K; thereafter, Oncothyreon and Array may each disclose to Third Parties the information contained in such press release and Question & Answer outline without the need for further approval by the other.

12.12 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and all of which together, shall constitute one and the same instrument.

12.13 Headings. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement.

12.14 Export Laws. Notwithstanding anything to the contrary contained herein, all obligations of Array and Oncothyreon are subject to prior compliance with United States and foreign export regulations and such other United States and foreign laws and regulations as may be applicable, and to obtaining all necessary approvals required by the applicable agencies of the governments of the United States and foreign jurisdictions. Array and Oncothyreon shall cooperate with each other and shall provide assistance to the other as reasonably necessary to obtain any required approvals.

12.15 Entire Agreement. This Agreement together with the Exhibits hereto, constitute the entire agreement, both written or oral, with respect to the subject matter hereof, and

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supersede all prior or contemporaneous understandings or agreements, whether written or oral, between Array and Oncothyreon with respect to such subject matter, including the Original Agreement and that certain Confidentiality Agreement executed by the Parties effective on January 25, 2013, it being understood that all information exchanged between the Parties under such Confidentiality Agreement and the Original Agreement shall be deemed Confidential Information of the disclosing Party under Article 9 hereof.

[Remainder of this page intentionally blank. Signature page follows.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered in duplicate originals as of the date first above written.

ARRAY BIOPHARMA INC.		ONCOTHYREON INC.

By:	/s/ David L. Snitman	By:	/s/ Robert L. Kirkman

Name:	David L. Snitman	Name:	Robert L. Kirkman

Title:	COO	Title:	President and CEO

[Signature Page for License Agreement]

EXHIBIT A

ARRY-380

Chemical Name: (N4-(4-([1,2,4]triazolo[1,5-a]pyridin-7-yloxy)-3-methylphenyl)-N6-(4,4-dimethyl-4,5-dihydrooxazol-2-yl)quinazoline-4,6-diamine

Molecular Formula: C26H24N8O2

Molecular Weight: 480.52

Chemical structure of ONT-380

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EXHIBIT B

LICENSED PATENTS

Exhibit B-1: Multi-Use Patents

[*]

Exhibit B-2: ARRY-380 Patents

[*]

*Confidential Treatment Requested.

B-1

EXHIBIT C

TECHNOLOGY TRANSFER

[*]

*Confidential Treatment Requested.

C-1

EXHIBIT D

PRODUCT INVENTORY

All ancillary compounds and materials associated with the development and characterization of ARRY-380 drug product and drug substance; including but not limited to:

•	all reference standards and retains as needed for analytical testing

•	Finished Drug product and API as listed below

[*]

*	Transfer price applicable to quantities owned by Array as of Effective Date: [*]

*Confidential Treatment Requested.

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EXHIBIT E

REGULATORY FILINGS

[*]

*Confidential Treatment Requested.

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EXHIBIT F

ASSUMED CONTRACTS

[*]

*Confidential Treatment Requested.

F-1

EXHIBIT G

ARRAY DISCLOSURES

[*]

*Confidential Treatment Requested.

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EXHIBIT H

ONCOTHYREON DISCLOSURES

None.

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EXHIBIT J

ANALYTICAL SERVICES

[*]

*Confidential Treatment Requested.

J-1

EXHIBIT K

PRESS RELEASE

Oncothyreon Announces Exclusive License Agreement with Array BioPharma for ONT-380

SEATTLE, WASHINGTON, December 12, 2014 - Oncothyreon Inc. (NASDAQ: ONTY) announced that Array BioPharma Inc. (NASDAQ: ARRY) has granted Oncothyreon an exclusive license to develop, manufacture and commercialize ONT-380 (ARRY-380), an orally active, reversible and selective small molecule HER2 inhibitor. The license agreement replaces the prior Development and Collaboration Agreement under which Oncothyreon and Array were jointly developing ONT-380.

As part of the agreement, Oncothyreon will pay Array $20 million as an upfront fee. In addition, Oncothyreon will pay Array a significant portion of any payments received from sublicensing ONT-380 rights. If Oncothyreon is acquired within three years of the effective date of the current agreement, Array will be eligible for up to $280 million in commercial milestone payments. Array is also entitled to receive up to a double-digit royalty based on net sales of ONT-380.

“We are encouraged by the positive preliminary evidence of efficacy and tolerability seen in patients with advanced metastatic breast cancer in our ongoing Phase 1b trials of ONT-380, as will be reported today at the San Antonio Breast Cancer Symposium,” said Robert L. Kirkman, M.D., President and Chief Executive Officer of Oncothyreon. “We are pleased, therefore, to obtain the exclusive rights to develop and commercialize ONT-380.”

About ONT-380

ONT-380 is an orally active, reversible and selective HER2 inhibitor invented at Array. In multiple preclinical tumor models, ONT-380 was well tolerated and demonstrated significant dose-related tumor growth inhibition that was superior to Herceptin® (trastuzumab) and Tykerb® (lapatinib). Additionally, in these models, ONT-380 demonstrated synergistic or additive tumor growth inhibition when dosed in combination with the standard-of-care therapeutics Herceptin or Taxotere® (docetaxel). ONT-380 has also demonstrated superior activity, based on overall survival, compared to Tykerb® and to the investigational drug, neratinib, in an intracranial HER2 positive breast cancer xenograft model.

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A Phase 1 trial of ONT-380, with both dose-escalation and expansion components, has been completed in 50 patients, 43 of whom had HER2 positive metastatic breast cancer. All HER2 positive breast cancer patients had progressed on a Herceptin-containing regimen. In addition, over 80% had been treated with Tykerb, with many having progressed on therapy. In this study, ONT-380 demonstrated an acceptable safety profile; treatment-related adverse events were primarily Grade 1. Because ONT-380 is selective for HER2 and does not inhibit EGFR, there was a low incidence and severity of treatment-related diarrhea, rash and fatigue. Additionally, there were no treatment-related cardiac events or Grade 4 treatment-related adverse events reported. Twenty-two HER2 positive breast cancer patients with measurable disease were treated with ONT-380 at doses greater than or equal to 600 mg BID. In this heavily pretreated patient population, there was a clinical benefit rate (partial response [n = 3] plus stable disease for at least 6 months [n = 3]) of 27%.

Oncothyreon is currently conducting two Phase 1b trials of ONT-380 in combination with other agents. The first trial (ClinicalTrials.gov Identifier NCT02025192) is a parallel dose-escalation study of ONT-380 in combination with Xeloda® (capecitabine) and/or Herceptin® (trastuzumab) in patients who have been previously treated with Herceptin and Kadcyla® (ado-trastuzumab emtansine or TDM-1) for metastatic breast cancer. The second trial (ClinicalTrials.gov Identifier NCT01983501) is a dose-escalation study of ONT-380 in combination with Kadcyla in patients who have been previously treated with Herceptin and a taxane for metastatic breast cancer. Preliminary data from both trials will be presented today at the San Antonio Breast Cancer Symposium and are summarized in an accompanying press release.

About Oncothyreon

Oncothyreon is a clinical-stage biopharmaceutical company specializing in the development of innovative therapeutic products for the treatment of cancer. Our goal is to discover, develop and commercialize novel compounds that have the potential to improve the lives and outcomes of cancer patients. Our current clinical-stage product candidates include ONT-380, an orally active and selective small molecule HER2 inhibitor, and ONT-10, a therapeutic vaccine targeting MUC1. We are developing preclinical product candidates in oncology, and potentially certain rare diseases, using our recently acquired protocell technology. For more information, visit www.oncothyreon.com.

Oncothyreon Forward-Looking Statements

In order to provide Oncothyreon’s investors with an understanding of its current results and future prospects, this release contains statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include Oncothyreon’s expectations regarding clinical development activities.

Forward-looking statements involve risks and uncertainties related to Oncothyreon’s business and the general economic environment, many of which are beyond its control. These risks, uncertainties and other factors could cause Oncothyreon’s actual results to differ materially from those projected

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in forward-looking statements, including those predicting the timing, duration and results of clinical trials, the timing and results of regulatory reviews, the safety and efficacy of our product candidates, and the indications for which our product candidates might be developed. There can be no guarantee that the results of preclinical studies or clinical trials will be predictive of either safety or efficacy in future clinical trials. Although Oncothyreon believes that the forward-looking statements contained herein are reasonable, it can give no assurance that its expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of Oncothyreon’s risks and uncertainties, you are encouraged to review the documents filed with the securities regulators in the United States on EDGAR and in Canada on SEDAR. Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Additional Information

Additional information relating to Oncothyreon can be found on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Oncothyreon Investor and Media Relations Contact:

Julie Rathbun

Rathbun Communications

206-769-9219

ir@oncothyreon.com

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